Exhibit 10.37

PLATINUM ADMINISTRATIVE SERVICES, INC.
2 World Financial Center
225 Liberty Street, Suite 2300
New York, New York  10281-1008

October 27, 2010

Mr. Kenneth A. Kurtzman
2342 Mountain Crest Circle
Thousand Oaks, California  91362

Dear Ken:

This letter agreement (this “Letter Agreement”) amends and restates in its entirety the letter agreement between you and Platinum Administrative Services, Inc. (“PASI”), a wholly owned subsidiary of Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”), dated February 22, 2006 regarding the benefits to which you will be entitled upon your separation from employment with PASI.

1. Termination of Employment.

(a) Termination for Good Reason or Without Cause.  If you terminate your employment for “Good Reason” (as defined below) or if your employment is terminated by PASI without “Cause” (as defined below), (i) you will receive a lump sum cash payment equal to the sum of (A) one year’s base salary and target bonus, and (B) any earned but unpaid base salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the employee benefit plans or arrangements of PASI or Platinum Holdings) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement; (ii) all unvested equity awards will vest in accordance with their respective terms except as otherwise set forth herein; and (iii) you will receive a payment in respect of each outstanding award (each, an “EIP Award” under Platinum Holdings’ Amended and Restated Executive Incentive Plan (the “EIP”) in accordance with the terms thereof.  Payment and vesting of any amount under this Section 1(a) shall be subject to the provisions of Sections 3 and 4 hereof.

(b) Termination Other than for Good Reason; Termination for Cause.  If you terminate your employment other than for Good Reason, or if your employment is terminated by PASI for Cause, all equity awards will be forfeited in accordance with their respective terms or as determined by the Compensation Committee of the Board of Directors of Platinum Holdings, and you will receive no further payments, compensation or benefits under this Letter Agreement, except you will receive, upon the effectiveness of such termination, any earned but unpaid base salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the employee benefit plans or arrangements of PASI and Platinum Holdings) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement.

(c) Death or Disability.  Upon the termination of your employment on account of your death or “Disability” (as defined below), (i) you or your beneficiaries will receive upon the effectiveness of such termination (A) a pro-rata portion through the date of effectiveness of such termination of your target bonus for the year of termination and (B) any earned but unpaid base salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the employee benefit plans or arrangements of PASI and Platinum Holdings) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement; and (ii) all unvested equity awards will vest in accordance with their respective terms except as otherwise set forth herein.  Payment and vesting of any amount under this Section 1(c) shall be subject to the provisions of Sections 3 and 4 hereof.

(d) Definitions.

(i) Cause.  For purposes of this Letter Agreement, “Cause” means (A) your willful and continued failure to substantially perform your duties as Executive Vice President and Chief Risk Officer of PASI; (B) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (C) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the “Platinum Group” (as defined below), or other willful act that materially damages the reputation of the Platinum Group; (D) your breach of the restrictive covenants in any option or other award agreement between you and the Platinum Group; or (E) the sale, transfer or hypothecation by you of common shares, par value $0.01 per share, of Platinum Holdings in violation of the Share Ownership Guidelines adopted by the Board of Directors of Platinum Holdings; provided, however, that no such act, failure to act or event shall be treated as “Cause” under this Letter Agreement unless you have been provided a detailed, written statement of the basis for PASI’s belief that such act, failure to act or event constitutes “Cause” and have had at least thirty (30) days after receipt of such statement to take corrective action.  For purposes of this Section 1(d)(i), no act or failure to act will be considered “willful” unless it is done, or failed to be done, in bad faith, and without reasonable belief that the act or failure to act was in the best interest of PASI.

(ii) Good Reason.  For purposes of this Letter Agreement, “Good Reason” means, without your express written consent, (A) PASI reduces your base salary or your target bonus; (B) PASI reduces the scope of your duties, responsibilities or authority; (C) PASI requires you to report to anyone other than the President of PASI; (D) PASI requires you to be principally based other than in PASI’s offices in New York; or (E) PASI breaches any other material provision of this Letter Agreement; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to PASI in writing, then such reduction or change shall not constitute “Good Reason” hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction or change described above.

(iii) Disability.  For purposes of this Letter Agreement, “Disability” means a termination of your employment by PASI if you have been rendered incapable of performing your duties to PASI by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (A) six or more consecutive months from the first date of your absence due to the disability or (B) nine or more months during any twelve-month period.

(iv) The Platinum Group.  For purposes of this Letter Agreement, the “Platinum Group” means Platinum Holdings and its direct and indirect subsidiaries, or any of the foregoing, as they may exist from time to time.

2. Miscellaneous Provisions.

(a) All compensation paid to you under this Letter Agreement shall be subject to all applicable income tax, employment tax and all other federal, state and local tax withholdings and deductions.

(b) This Letter Agreement and the letter agreement between you and PASI dated February 22, 2006 regarding our offer and your acceptance of the position of Executive Vice President and Chief Risk Officer of PASI (the “Offer Letter”) constitute the entire agreement between you and PASI with respect to the subject matter hereof and this Letter Agreement supersedes any and all prior agreements or understandings between you and the Platinum Group with respect to the subject matter hereof, whether written or oral, except the Offer Letter.  This Letter Agreement may not be amended or terminated without the prior written consent of you and PASI.

(c) This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

(d) This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives.  Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

(e) All disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party.  Such arbitration shall be held in New York City.  Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters.  Each party’s costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are, in whole, and not in part, the prevailing party in the award entered in such arbitration, in which case all such costs and expenses shall be borne by PASI.

(f) All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice.  Unless otherwise notified as set forth above, notice will be sent to each party as follows:

Kenneth A. Kurtzman, to:

The address maintained in PASI’s records.

PASI, to:

Platinum Administrative Services, Inc.
2 World Financial Center
225 Liberty Street, Suite 2300
New York, New York  10281-1008
Attention: President and Chief Executive Officer

In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed fax or e-mail, which will be effective upon receipt.

(g) This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

(h) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

(i) To the extent that the terms “Cause” and “Good Reason” are used in any award agreements between you and the Platinum Group, such award agreements shall be deemed to be amended so that such terms shall have the meanings given thereto in this Letter Agreement or in any other letter agreement between you and the Platinum Group as may be in effect from time to time.

3. Section 409A.

(a) Subject to any delay required by Section 3(b) hereof, all payments provided under Sections 1(a) and 1(c) hereof shall be paid on the date that is sixty (60) days following your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)); provided, however, that the timing of payments governed by a separate award agreement shall be determined by such award agreement.

(b) To the extent applicable, the provisions of this Letter Agreement and any payments made pursuant hereto are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”).  The time or schedule of a payment to which you are entitled under this Letter Agreement may be accelerated at any time that this Letter Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in your income as a result of a failure to comply with Section 409A.  If an amendment of this Letter Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend this Letter Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  Notwithstanding any provision in this Letter Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A) on the date of your “separation from service,” then with regard to any payment or benefit that is considered “deferred compensation” under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your “separation from service.”  The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding two sentences shall commence earlier in the event of your death prior to the end of the six-month period.  Notwithstanding any provision in this Letter Agreement to the contrary, for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “deferred compensation” under Section 409A, references to your “termination of employment” (and corollary terms) with PASI shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with PASI.

(c) With respect to any reimbursement or in-kind benefit arrangements of PASI or under this Letter Agreement that constitute “deferred compensation” for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable:  (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of PASI.  Whenever payments under this Letter Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

4. Release.

All payments and benefits provided under Sections 1(a) or 1(c) hereof shall be conditioned upon you (or if applicable, your estate, heirs or legal representatives) executing and honoring a Full and Complete Waiver, Release and Agreement substantially in the form attached hereto as Exhibit 1 (the “Release”).  Further, if the Release is not executed, valid and irrevocable prior to the date a payment or benefit would be due or vest under Section 3(a) hereof, then such payment or benefit shall be forfeited.

If this Letter Agreement correctly reflects your understanding, please sign and return one copy to me for PASI’s records.

PLATINUM ADMINISTRATIVE SERVICES, INC.

By:	/s/ Michael E. Lombardozzi
Michael E. Lombardozzi
President and Chief Executive Officer

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date first above written.

/s/ Kenneth A. Kurtzman
Kenneth A. Kurtzman

FULL AND COMPLETE WAIVER, RELEASE
AND AGREEMENT

(this “Release”)

I, Kenneth A. Kurtzman, in consideration of the benefits (the “Benefits”) provided in my letter agreement with Platinum Administrative Services, Inc., dated October 27, 2010, (the “Letter Agreement”) for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Platinum Administrative Services, Inc., and its subsidiaries, affiliates predecessors, successors, agents and representatives (collectively, the “Companies”) and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including, without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq. (the “ADEA”), as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., the New York State and New York City Human Rights Laws, and equivalent provisions under Bermuda law (including, without limitation, the Employment Act 2000 and the Human Rights Act 1981), whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Waiver, Release and Agreement (this “Release”), including, without limitation, those arising out of or related to my employment or separation from employment with the Companies (collectively, the “Released Claims”).  I specifically waive the benefit of any statute or rule of law which, if applied to this Release, would otherwise exclude from its binding affect any claims not now known by me to exist.  This Release does not purport to waive (i) claims arising under these laws after the date of this Release or any claims for breach of this Release, (ii) claims relating to post-termination benefits provided under the terms of the Letter Agreement or (iii) any claims to post-termination benefits under the terms of any employee benefit plan of the Companies.

I further agree, promise and covenant that, to the maximum extent permitted by law, neither I nor any person, organization, or other entity acting on my behalf has filed or will file any complaint, charge, claim or suit or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Companies or any other releasee involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release.  This Release shall not affect any rights I may have under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency.  This Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

I hereby warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims.  I fully understand and agree that:

1.	This Release is in exchange for the Benefits, to which I would otherwise not be entitled;

2.	I am hereby advised to consult and have had the opportunity to consult with an attorney before signing this Release;

3.	I have twenty-one (21) days from my receipt of this Release within which to consider whether or not to sign it;

4.	I have seven (7) days following my signature of this Release to revoke the Release; and

5.	This Release shall not become effective or enforceable until the revocation period of seven (7) days has expired.

If I choose to revoke this Release, I must do so by notifying Platinum Administrative Services, Inc. in writing.  This written notice of revocation must be faxed and mailed by first class mail within the seven (7) day revocation period and addressed as follows:

Platinum Administrative Services, Inc.
2 World Financial Center
225 Liberty Street, Suite 2300
New York, New York  10281-1008
Attention:  President and Chief Executive Officer

With a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention:  Linda E. Ransom, Esq.
Fax:  212-259-6333

This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter.  I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect.  If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.  This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.  This Release inures to the benefit of the Companies and their successors and assigns.  I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect.  As such, I knowingly and voluntarily sign this Release.

Kenneth A. Kurtzman

Dated:  ______________